Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, October 30, 2013

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES THIRD QUARTER 2013 RESULTS

Highlights:

•	Third quarter operating profit increases 11% on revenue increase of 10%

•	Higher 2013 third quarter effective income tax rate results in slight decline in net income

Cleveland, Ohio, October 30, 2013 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced net income of $23.5 million, or $1.40 per diluted share, and revenues of $643.9 million for the third quarter of 2013 compared with net income of $24.9 million, or $1.48 per diluted share, and revenues of $585.6 million for the third quarter of 2012. Operating profit increased to $31.3 million for the third quarter of 2013 from $28.3 million in the third quarter of 2012.
For the nine months ended September 30, 2013, the Company reported net income of $84.3 million, or $5.02 per diluted share, and revenues of $1.9 billion compared with net income of $65.6 million, or $3.90 per diluted share, and revenues of $1.8 billion for the first nine months of 2012. Operating profit increased to $99.3 million for the first nine months of 2013 from $82.7 million during the first nine months of 2012.
The third-quarter 2013 effective tax rate was 21.9% compared with an effective tax rate of 14.4% in the third quarter of 2012.
EBITDA for the third quarter of 2013 and the trailing twelve months ended September 30, 2013, was $39.3 million and $161.1 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For the reconciliation of GAAP results to the non-GAAP results, see page 6.
The Company's cash position was $184.7 million as of September 30, 2013, up from $151.3 million as of December 31, 2012. Debt as of September 30, 2013 decreased to $121.8 million from $142.2 million as of December 31, 2012.
Since the inception of a stock repurchase program in November 2012 that permits the repurchase of up to $50 million of the Company's outstanding Class A common stock, Hyster-Yale has purchased approximately 100,000 shares for an aggregate purchase price of $5.2 million, including $3.0 million purchased during the nine months ended September 30, 2013. The Company did not repurchase any shares during the third quarter of 2013.

Discussion of Third Quarter Results
Revenues increased in the third quarter of 2013 compared with the third quarter of 2012 primarily as a result of increases in unit volumes and in other revenue, including National Account customers' maintenance and service revenue, both in the Americas. In addition, an increase in unit prices and higher parts sales, both in the Americas, also favorably affected revenues. Price increases were implemented in the Americas during 2013 mainly to offset the impact of weakness in the Brazilian real. A shift in sales to lower-priced products in the Americas and Europe, as well as unfavorable foreign currency movements partially offset the improvement in revenues. The unfavorable currency movements were the result of the weakening of the Brazilian real and Australian dollar against the U.S. dollar, which were somewhat offset by the strengthening of the euro against the U.S. dollar.
Worldwide new unit shipments increased in the third quarter of 2013, primarily in the Americas, to approximately 21,200 units from shipments of approximately 18,000 units in the third quarter of 2012 and approximately 20,900 units in the second quarter of 2013. Worldwide backlog was approximately 28,400 units at September 30, 2013 compared with approximately 25,600 units at September 30, 2012 and approximately 29,300 units at June 30, 2013.
Despite an increase in operating profit, net income in the third quarter of 2013 declined compared with the third quarter of 2012 as a result of an increase in income tax expense, primarily attributable to a higher effective income tax rate in the third quarter of 2013 compared with the third quarter of 2012, and lower equity earnings at the Company's unconsolidated financing equity affiliate in 2013 compared with 2012. Operating profit for the third quarter of 2013 improved mainly due to an increase in unit and parts volumes and the favorable effect of price increases, all mainly in the Americas. These improvements were partially offset by a shift in sales mix to lower-margin products also primarily in the Americas and higher selling, general and administrative expenses. Selling, general and administrative expenses increased primarily due to higher estimates for incentive compensation in the third quarter of 2013 compared with the third quarter of 2012, increased marketing expenses in the Americas and Europe to support the Company's five strategic initiatives and a required non-cash charge of $1.2 million pre-tax pertaining to pension settlement accounting for one of the Company's U.S. defined benefit pension plans, which recorded a portion of the deferred loss in equity in the income statement during the third quarter of 2013. Estimates for the non-cash equity component of incentive compensation increased by $4.3 million pre-tax during the third quarter mainly due to the 43% increase in the market price of the Company's stock during the quarter.

Outlook
The global market for forklift trucks is expected to continue to grow moderately in the remainder of 2013 and in 2014 compared with the comparable prior year periods. This growth is expected to be driven primarily by increases in the Chinese market, along with steady growth in the Americas as a result of growth in Brazil and continuing recovery in North America demand, along with nominal growth in the Asia-Pacific, Middle East and Africa markets. The Latin America market weakened during the third quarter of 2013, and is expected to continue to weaken in the fourth quarter of 2013. However, recovery in the Latin America market is anticipated in 2014. European markets are expected to remain weak, mainly as a result of Western European macro-economic conditions. In the context of these market conditions and expected increases in market share, the Company anticipates an overall increase in unit shipments and parts volumes in the fourth quarter of 2013 and in 2014 compared with the comparable prior year periods. The majority of this increase is expected to come from the Americas, with smaller increases in the European and Asian unit shipments.
The Company anticipates material costs in the fourth quarter of 2013 to be comparable with the prior year period and expects full year 2014 to increase slightly compared with 2013, particularly during the second half of the year. Although commodity costs appear to have stabilized, these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor economic conditions, currency movements and the resulting effects on costs and pricing, and will take appropriate pricing actions, if necessary.

The Company expects operating profit in the fourth quarter of 2013 to be up slightly compared with the fourth quarter of 2012. The expected improvement in gross profit, mainly resulting from increased unit volumes, unit prices and improved manufacturing efficiencies, is expected to be mostly offset by a shift in mix to lower-margin products and an increase in operating expenses, primarily as a result of increases in marketing and employee-related costs put in place over the course of 2012 and 2013 to support the Company's five strategic initiatives. Nevertheless, fourth-quarter 2013 net income is expected to decline compared with the 2012 fourth quarter due to the absence of the $10.7 million valuation allowance release taken in the fourth quarter of 2012 and an expected higher effective income tax rate. In addition, during the third quarter of 2013, the Company elected to prepay $20 million of its term loan financing. Also, the Company intends to use cash on hand at September 30, 2013 to pay off its term loan financing and enter into a new revolving credit agreement in the fourth quarter of 2013, if such refinancing is available on terms favorable to the Company. If this occurs, the Company expects to incur a pretax charge of approximately $3 million during the fourth quarter of 2013 for the write-off of deferred financing fees related to the term loan.
Excluding the anticipated gain on the sale of the Brazil real estate and facility, the Company expects a moderate improvement in operating profit in 2014 compared with 2013. The favorable effect of expected increased unit and parts volumes resulting from the Company's strategic initiatives, modestly stronger overall markets, continued improvements in manufacturing efficiencies, product enhancements and quality improvements are all expected to contribute to this improvement. In addition, lower anticipated estimates for equity incentive compensation, which are driven by the market price of the Company's stock, are expected to contribute to the improved net income as the Company's stock price during 2014 is anticipated to be closer to the current market price. These favorable items are expected to be partially offset by the effects of a shift in mix to lower-margin products, a full year impact of marketing and employee costs associated with the strategic initiatives that were put in place gradually during 2013 and unfavorable foreign currency movements in Asia-Pacific. Despite this improvement in operating profit, the Company expects only a slight increase in net income in 2014 compared with 2013 as a result of a higher effective income tax rate. The higher effective income tax rates in both the fourth quarter of 2013 and in 2014 are primarily the effect of higher U.S. state, United Kingdom and Australian income taxes in the remainder of 2013 and future years as a result of the 2012 and 2013 valuation allowance releases, combined with an anticipated shift in income from lower tax rate European operations to higher tax rate Americas operations.
Fourth quarter 2013 and full year 2014 operating profit results are expected to improve in the Americas segment, which includes the North America, Latin America and Brazil markets. The Europe segment, which includes the Middle East and Africa markets, is expected to increase in the fourth quarter of 2013 over the prior year period, and increase slightly in 2014 compared with 2013. The anticipated weakness of Western European markets is expected to partially offset improvements in other markets and anticipated benefits of the current strength of the euro in the 2014 Europe segment results. Asia-Pacific results for the remainder of 2013 and in 2014 are also expected to be lower.
Cash flow before financing activities in 2013 is expected to be significant but decline compared with 2012. The Company anticipates an increase in capital expenditures in 2013 largely due to information technology enhancements in Brazil. Cash flow before financing activities for 2014 is expected to decrease from 2013 also, primarily due to an increase in capital expenditures for the construction of a new plant in Brazil. These capital expenditures will be mitigated by the final cash payment received when the sale of the current facility is final, which is expected to occur in mid-2014.
The Company remains focused on gaining market share over time, as well as on improving margins on new lift truck units, especially in its internal combustion engine business, through the execution of its five strategic initiatives: (1) understanding customer needs at the product and aftermarket levels in order to create and provide a full range of differentiated product and service solutions for specific industry applications, (2) offering the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) improving the Company's warehouse market position through enhancing dealer and customer support, adding products, increasing incentives, and implementing programs to increase focus on key customers, (4) enhancing independent distribution by implementing programs aimed at broadening account coverage of the market, expanding the Company's dual-brand ownership strategy, and ensuring dealer excellence in all areas of the world, and (5) expanding in Asian markets by offering products aimed at the needs of these markets, enhancing distribution excellence and focusing on strategic alliances with local partners in China, India and Japan.
To meet the specific application needs of its customers, the Company is focusing on developing utility, standard and premium products. To this end, the Company has development programs underway for its electric-rider, warehouse, internal combustion engine and big truck product lines. To support its warehouse growth initiative, the Company is in the process of launching significant changes to its Americas product line including its Reach Truck, 3-Wheel stand, Order Selector, End- and Center-Rider and Tow Tractor lift truck models. The changes are focused on improving ergonomics, productivity and lowering cost of operation. In addition, in early October 2013, the Company introduced a new Reach Truck, predominantly for the European warehouse market, to dealers at three simultaneous live European locations and virtually at other locations in the Americas and Asia-Pacific regions.  This product is expected to go into production in January 2014.
Beginning in 2014, the Company is instituting a new model year update program for annual improvements of key performance and capability features of each of its existing lift truck model platforms. This new program is expected to keep these platforms soundly positioned in the market over time. Improvements will be timed for different product lines throughout the year to ensure resource leveling and efficient program execution. New platforms are expected to be developed and launched based on longer-term segment or technological change needs.
In mid-2011, the Company introduced into certain Latin American markets a UTILEV®_branded 1 to 3.5 ton internal combustion engine (ICE) pneumatic tire lift truck model to meet the needs of lower-intensity users. This UTILEV®-branded utility lift truck was gradually introduced into global markets during 2012. During the third quarter of 2013, the Company expanded the UTILEV®-branded series of lift trucks by introducing a 1 to 3 ton ICE cushion tire truck in North America and a 3-wheel electric rider truck globally. The UTILEV®-branded series of lift trucks is expected to continue to gain market position in the remainder of 2013 and in 2014. The Company offers one model of the standard ICE lift truck for medium-duty applications in both pneumatic and cushion tires for both Hyster® and Yale®. The Company expects to launch additional trucks in the standard model series in future years.
All of these new products and upgraded products are expected to improve revenues and enhance operating margins, as well as help increase market share. In addition, stricter diesel emission regulations for new trucks began to go into effect in 2011 and will be fully in effect by 2015 in certain global markets. The Company has launched and expects to continue to launch lift truck series over this period that will meet these new emission requirements.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, October 31, 2013 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 679-8035 (Toll Free) or (617) 213-4848 (International), Passcode: 10494315, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 7, 2013. The online archive of the broadcast will be available on the Hyster-Yale website.

Other Measures
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which the Company operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (13) the ability to enter into new financing arrangements on terms acceptable to the Company.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, NACCO Materials Handling Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. For more information about Hyster-Yale Materials Handling, Inc. or NACCO Materials Handling Group, Inc., visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(In millions, except per share data)

Revenues	$643.9	$585.6	$1,948.4	$1,817.1
Cost of sales	532.3	485.6	1,613.3	1,521.2
Gross profit	111.6	100.0	335.1	295.9
Selling, general and administrative expenses	80.3	71.7	235.8	213.2
Operating profit	31.3	28.3	99.3	82.7
Other (income) expense
Interest expense	2.4	2.5	7.2	9.7
Income from unconsolidated affiliates	(1.0)	(2.9)	(2.5)	(4.8)
Other	(0.3)	(0.4)	(0.8)	0.3
Income before income taxes	30.2	29.1	95.4	77.5
Income tax provision	6.6	4.2	11.0	11.9
Net income attributable to noncontrolling interest	(0.1)	—	(0.1)	—
Net income attributable to stockholders	$23.5	$24.9	$84.3	$65.6

Basic earnings per share	$1.41	$1.48	$5.04	$3.91

Diluted earnings per share	$1.40	$1.48	$5.02	$3.90

Basic weighted average shares outstanding	16.711	16.782	16.728	16.771
Diluted weighted average shares outstanding	16.804	16.818	16.792	16.803

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2012	3/31/2013	6/30/2013	9/30/2013	9/30/13 Trailing 12 Months
	(In millions)
Net income attributable to stockholders	$32.4	$24.6	$36.2	$23.5	$116.7
Noncontrolling interest income	0.1	—	—	0.1	0.2
Income tax provision	(4.9)	6.1	(1.7)	6.6	6.1
Interest expense	2.7	2.5	2.3	2.4	9.9
Interest income	(0.3)	(0.3)	(0.3)	(0.8)	(1.7)
Depreciation and amortization expense	7.5	7.5	7.4	7.5	29.9
EBITDA*	$37.5	$40.4	$43.9	$39.3	$161.1

(All amounts are subject to annual audit by our independent registered public accounting firm.)

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and non-controlling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(In millions)
Revenues
Americas	$448.6	$379.2	$1,300.3	$1,153.1
Europe	147.0	148.6	492.9	501.6
Asia-Pacific	48.3	57.8	155.2	162.4
Total	$643.9	$585.6	$1,948.4	$1,817.1

Operating profit
Americas	$28.5	$20.4	$81.1	$53.4
Europe	1.9	6.6	14.9	25.7
Asia-Pacific	0.9	1.3	3.3	3.6
Total	$31.3	$28.3	$99.3	$82.7

Net income attributable to stockholders
Americas	$21.2	$17.0	$54.4	$36.9
Europe	0.9	6.3	26.5	24.3
Asia-Pacific	1.4	1.6	3.4	4.4
Total	$23.5	$24.9	$84.3	$65.6

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2013	2012
	(In millions)
Net cash provided by operating activities	$88.8	$68.7
Net cash used for investing activities	(13.5)	(10.5)
Cash Flow Before Financing Activities	$75.3	$58.2

	September 30, 2013
Cash	$184.7
Debt	121.8
Net Debt	$(62.9)

(All amounts are subject to annual audit by our independent registered public accounting firm.)